Exhibit 99
News Release:  Immediate                Contact:  Celeste Gunter
                                             (804) 649-4307


           JAMES RIVER REPORTS SECOND QUARTER 1994 RESULTS

            RICHMOND,   VIRGINIA,  July  21,  1994  --  James   River
Corporation today reported sales and earnings for its second quarter which ended June 26, 1994. Sales for the quarter were $1.2 billion, equivalent to the prior year and up approximately 8% above sales of $1.1 billion in the first quarter of this year. The company reported net income of $12.9 million for the quarter, slightly below the prior year, but significantly above the net loss of $7.1 million reported in the first quarter. On a per share basis after preferred dividends, earnings of $.06 per share were equal to those of the prior year's second quarter and improved over the loss of $.19 per share reported in the first quarter of this year.
           Results for the second quarter of 1994 included $9.0 million of non-recurring interest income ($5.4 million after taxes, or $.07 per share) on the favorable settlement of certain prior years' income tax returns. Last year's second quarter also included non-recurring other income of approximately $6.7 million ($4.1 million after taxes, or $.05 per share).
          Income from operations totaled $42.5 million, equivalent to the second quarter of 1993 and more than double the $20.3 million reported in the first quarter of this year. The upturn from the first quarter reflects continuing improvements in profitability in both the Consumer Products and the Food and Consumer Packaging Businesses, offset in part by the continuing weaknesses in pricing experienced by the Communications Papers Business.
          Operating income for the Consumer Products Business totaled $47 million, representing increases of 39% compared to last year's second quarter and 66% compared to first quarter levels. This also represents the highest level of quarterly profitability for this business since 1991, driven principally by the company's cost reduction efforts, as well as strong retail tabletop volumes. While price increases in commercial tissue products have been announced for the third quarter, pricing in both retail tissue and tabletop markets remained competitive during the quarter. Operating income of $34.3 million for the Food and Consumer Packaging Business represented improvements of 16% and 29%, respectively, over profits reported last year and in the first quarter. Operating losses in the Communications Papers Business widened slightly to $26.5 million, compared to losses of $25.1 million in the first quarter and $12.3 million in last year's second quarter. Price increases in uncoated free sheet and other grades were being implemented at the close of the second quarter, however, average pricing for the second quarter was below that of the first quarter.
          As part of its ongoing efforts to improve the effectiveness of manufacturing operations and reduce costs, the company announced plans for the closure of its Sandston, Virginia specialty foodservice plant. Production from this facility will be consolidated at other company facilities.
           On July 5, 1994, subsequent to the end of the quarter, James River completed the acquisition of an additional 43.2% indirect ownership interest in Jamont N.V. for a total purchase price of approximately $575 million. This transaction increased James River's ownership interest from 43.2% to 86.4% and will result in the consolidation of Jamont beginning in the third quarter. With annual sales of $1.5 billion , Jamont is the number two European producer of towel and tissue products. One-half of the purchase price was financed with the proceeds from a new series of preferred stock issued early in the third quarter. The balance of the purchase price has been financed with a combination of borrowings under existing and new lines of credit. These borrowings may be refinanced with a portion of James River's existing $600 million shelf registration of debt securities.
           The Series P 9% Cumulative Convertible Preferred Stock was issued as a Dividend Enhanced Convertible Stock ("DECS"), in the form of depositary shares, with each depositary share representing a one-hundredth interest in a share of the preferred stock. A total of
16.7 million depositary shares were issued, for total gross proceeds of $287.5 million, after reflecting the exercise of the underwriters' over-allotment option. The DECS are convertible into common stock at the option of the holder, at any time, at a rate of .8547 common shares for each depositary share and are redeemable by the company beginning in July 1997 at a call price payable in shares of common stock. If still outstanding, the DECS will automatically convert into common shares on a one-for-one basis in July 1998.
           Subsequent to the acquisition of Jamont, James River will continue to be comprised of three independent business segments. The Consumer Products Business is the largest of these, with worldwide annual sales of $4 billion, or over 60% of total James River sales. This business produces premium towel and tissue and tabletop products for both U.S. and European markets. The Food and Consumer Packaging Business with annual sales of $1.6 billion represents approximately 25% of total sales, and the Communications Papers Business with annual sales of $.9 billion represents slightly less than 15% of total sales. Looking ahead, Bob Williams, Chairman and Chief Executive Officer, noted that James River will continue to pursue strategies and structures to enhance recognition of the market values of these businesses.
           He concluded, "We are encouraged by the progress we have been able to make, particularly in Consumer Products and Food and Consumer Packaging, through aggressive cost reduction and focused productivity improvements, while increasing the output of new and improved products. As increasing pulp prices drive increasing prices for paper, board, and converted products, the value of James River's integrated position should be reflected in further increases in profitability."


CONSOLIDATED STATEMENTS OF OPERATIONS
James River Corporation of Virginia and Subsidiaries
For the Quarters (13 Weeks) and Six Months (26 Weeks) Ended
June 26, 1994 and June 27, 1993
(in thousands, except per share amounts)

                                   Second Quarter           Six Months
                                      1994       1993        1994       1993

Net sales                       $1,198,145 $1,198,134  $2,303,648 $2,311,759
Cost of goods sold                 990,697    983,337   1,925,563  1,918,057
Selling and administrative
  expenses                         164,983    172,609     315,315    333,860

  Income from operations            42,465     42,188      62,770     59,842

Interest expense                    36,553     33,317      71,510     72,502
Other income, net (a)               15,509     13,730      18,100     17,919

  Income before income taxes        21,421     22,601       9,360      5,259

Income tax expense                   8,521      8,865       3,546      1,653

  Net income                       $12,900    $13,736      $5,814     $3,606

Preferred dividend requirements     (8,201)    (8,205)    (16,403)   (16,413)

  Net income (loss) applicable
    to common shares                $4,699     $5,531    $(10,589)  $(12,807)

Net income (loss) per common
  share and common share
  equivalent                          $.06       $.06       $(.13)     $(.16)

Weighted average number
  of common shares and
  common share equivalents
  --fully diluted                   81,901     81,846      81,883     81,795


(a) Other income for the second quarters of 1994 and 1993 includes $9.0 million ($5.4 million after taxes, or $.07 per share) and $8.9 million ($5.4 million after taxes, or $.07 per share), respectively, of interest income on refunds resulting from the favorable settlement of certain prior years' income tax returns. Other income for the second quarter of 1993 also includes a $2.2 million charge ($1.3 million net of tax benefits, or $.02 per share) for the write-off of preferred stock received in a prior divestiture.

          SEGMENT INFORMATION
James River Corporation of Virginia and Subsidiaries
             (in thousands)

                             First     Second      Third     Fourth
                           Quarter    Quarter    Quarter    Quarter       Year
1994 Net sales:
  Consumer products       $557,224   $621,370                       $1,178,594
  Food and consumer
    packaging              375,737    399,328                          775,065
  Communications papers    215,044    220,453                          435,497
  Intersegment
    elimination            (42,502)   (43,006)                         (85,508)

    Total net sales     $1,105,503 $1,198,145                       $2,303,648

1993 Net sales:
  Consumer products       $558,805   $615,932   $603,038   $580,361 $2,358,136
  Food and consumer
    packaging              387,395    389,340    397,546    394,173  1,568,454
  Communications papers    215,912    237,718    225,323    222,373    901,326
  Intersegment
    elimination            (48,487)   (44,856)   (42,400)   (41,978)  (177,721)

    Total net sales     $1,113,625 $1,198,134 $1,183,507 $1,154,929 $4,650,195

1994 Operating profit (loss):
  Consumer products        $28,316    $46,991                          $75,307
  Food and consumer
    packaging               26,633     34,310                           60,943
  Communications papers    (25,059)   (26,516)                         (51,575)
  General corporate
    expenses                (9,585)   (12,320)                         (21,905)

    Income from
      operations           $20,305    $42,465                          $62,770

1993 Operating profit (loss):
  Consumer products        $23,190    $33,885    $33,572    $20,639   $111,286
  Food and consumer
    packaging               23,309     29,676     22,335     28,507    103,827
  Communications papers    (20,281)   (12,297)    (6,389)   (19,433)   (58,400)
  General corporate
    expenses                (8,564)    (9,076)   (14,035)   (11,015)   (42,690)

    Income from
      operations           $17,654    $42,188    $35,483    $18,698   $114,023


           CONSOLIDATED BALANCE SHEETS
     James River Corporation of Virginia and Subsidiaries
                 (in thousands)
                                                    June 26,   June 27,
                                                        1994       1993
ASSETS
Current assets:
  Cash and short-term securities                     $23,142    $32,738
  Accounts receivable                                445,442    438,683
  Inventories                                        701,453    675,904
  Prepaid expenses                                    22,548     28,677
  Refundable income taxes                             15,429     10,599
  Deferred income taxes                               63,796     91,440
  Net assets held for sale                            74,669    166,642

    Total current assets                           1,346,479  1,444,683

Net property, plant, and equipment                 3,509,055  3,582,391
Investments in affiliates                            558,880    538,640
Other assets                                         315,883    334,173
Goodwill                                             150,957    155,671

                                                  $5,881,254 $6,055,558

LIABILITIES AND CAPITAL
Current liabilities:
  Accounts payable and accrued liabilities          $599,354   $602,339
  Payable to OFI                                                194,872
  Income taxes payable                                 5,183      4,808
  Current portion of long-term debt                   78,669    102,959
  Accrued restructuring liability                     46,978     93,552

    Total current liabilities                        730,184    998,530

Long-term debt                                     2,038,361  1,874,372
Accrued postretirement benefits other than
  pensions                                           542,391    527,120
Other long-term liabilities                          220,903    171,239
Deferred income taxes                                415,534    437,591
Preferred stock                                      452,808    454,228
Common stock, shares outstanding
  1994--81,672 and 1993--81,607                        8,167      8,161
Additional paid-in capital                         1,220,086  1,218,623
Retained earnings                                    252,820    365,694

                                                  $5,881,254 $6,055,558



     CONSOLIDATED STATEMENTS OF CASH FLOWS
    James River Corporation of Virginia and Subsidiaries
      For the Six Months (26 Weeks) Ended
        June 26, 1994 and June 27, 1993
                (in thousands)

                                                      1994       1993
Operating activities:
  Net income                                        $5,814     $3,606
  Depreciation expense and cost of timber
    harvested                                      178,038    182,088
  Deferred income tax provision (benefit)              662       (584)
  Undistributed (earnings) losses of
    unconsolidated affiliates                       (4,164)     1,841
  Retirement benefit expense in excess of
    funding                                         14,044     16,623
  Change in current assets and liabilities:
    Accounts receivable                            (21,496)   (20,401)
    Inventories                                    (35,665)     4,841
    Other current assets                              (907)     5,731
    Current liabilities                            (32,076)   (22,396)
  Other, net                                         3,852     16,679

      Cash provided by operating activities        108,102    188,028

Investing activities:
  Expenditures for property, plant, and
    equipment                                     (143,363)  (149,639)
  Cash received from sale of assets                  8,935     26,148
  Investments in affiliates                        (12,108)      (220)
  Proceeds received from redemption of SCI
    preferred stock                                            47,050
  Other, net                                         2,777      4,317

      Cash used for investing activities          (143,759)   (72,344)

Financing activities:
  Additions to long-term debt                       98,568     38,220
  Payments of long-term debt                       (21,083)  (455,706)
  Dividends paid and other, net                    (42,306)   (40,952)

      Cash provided by (used for) financing
        activities                                  35,179   (458,438)

Decrease in cash and short-term securities           $(478) $(342,754)